[McCormick Logo - Press Release]                                     EXHIBIT 99
                                                                     ----------


                                                          FOR IMMEDIATE RELEASE

                   MCCORMICK COMPLETES ACQUISITION OF DUCROS,
                         EUROPE'S LEADING SPICE SUPPLIER

         SPARKS, MD, AUG. 31 -- McCormick & Company, Incorporated (NYSE:MKC) today announced that it has completed the purchase of the Ducros spice, herb and dessert aid business from Eridania Beghin-Say, for FFr. 2.75 billion ($379 million) in cash. On June 28, the Company announced that it had reached an agreement to acquire Ducros.

         Commented Robert J. Lawless, Chairman, President & CEO of McCormick, "The combination of these two great companies clearly establishes us as the market leader in the European spice and herb category and provides a solid platform for future growth. Research, product development and new product launch efforts will be strengthened through the combined capabilities of McCormick and Ducros. Our global consumer business and food processor and restaurant customers will be better served from a broad geographic base. We welcome the Ducros employees to our team and are pleased to add the Ducros products to our portfolio of great brands."

About McCormick & Company, Incorporated

         McCormick & Company, Incorporated is the global leader in the manufacture, marketing and distribution of spices, seasonings and flavors to the entire food industry - to foodservice and food processing businesses as well as to retail outlets. In addition, the packaging group manufactures and markets specialty plastic bottles and tubes for personal care and other industries. McCormick reported 1999 net sales of $2.0 billion. For more information about McCormick, visit the Company's website on the Internet at:
HTTP://WWW.MCCORMICK.COM

                                      # # #

For information:
410-771-7310
8/200